Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vertex Energy, Inc. (the “Company”) of our report dated July 16, 2014, relating to our audits of the financial statements of Omega Refining, LLC as of and for the years ended December 31, 2013 and 2012, included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 17, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP
Hein & Associates LLP

Denver, Colorado
July 16, 2014